EXHIBIT 2.1

AMENDMENT NO. 1 TO PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 25, 2016 by and between ANHEUSER-BUSCH INBEV SA/NV, a public company organized under the laws of Belgium (“ABI”), and MOLSON COORS BREWING COMPANY, a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement (as defined below).
WHEREAS, ABI and Buyer are party to that certain Purchase Agreement, dated as of November 11, 2015 (the “Purchase Agreement”), regarding the sale by ABI to Buyer of the Acquired Assets and the assumption by Buyer from ABI of the Assumed Liabilities, all on the terms and subject to the conditions set forth therein; and
WHEREAS, ABI and Buyer now desire to amend the Purchase Agreement upon the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:
1.Amendments to Purchase Agreement.
(a)    Additional Definitions. Section 1.01(a) of the Purchase Agreement is hereby amended to add in the appropriate alphabetical order the following new defined terms, which shall be defined as follows:
“Additional Imported Brands” means all brands of Miller Parent or its Subsidiaries set forth on Schedule 1-B hereto and any other sub-brands of such brands.
“Additional Imported Brands Import Agreements” means all of the agreements set forth on Schedule 1-C hereto.
“Asahi” means Asahi Group Holdings, Inc., a corporation organized under the laws of Japan, together with its Subsidiaries.
“Central European Agreements” means all of the agreements set forth on Schedule 7 hereto.
“Winery Exchange Agreement” means the Supplier-Importer Agreement, dated as of July 11, 2005 between La Constancia S.A. de C.V. and Winery Exchange, Inc.
“St. Stefanus General Supply Agreement” means the General Supply Agreement, dated as of June 16, 2011, between Brouwerij Van Steenberge NV and an Affiliate of Miller Parent, as amended as of September 20, 2012, and binding upon the JV pursuant to the Deed of Adherence dated as of September 20, 2012.
(b)    Imported Brands. The definition of “Imported Brands” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Imported Brands” means (i) all brands of Miller Parent or its Subsidiaries set forth on Schedule 1-A hereto and any other sub-brands of such brands, and (ii) subject to Section 5.19(b), all Additional Imported Brands.

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(c)    Licensed Brands. The definition of “Licensed Brands” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Licensed Brands” means all brands of Miller Parent or its Subsidiaries set forth on Schedule 2 hereto and any other sub-brands of such brands.
(d)    Transferred Assets. The definition of “Transferred Assets” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Transferred Assets” means (1) the Transferred IP, (2) each Transferred Contract, (3) raw material inventory exclusively related to the Miller International Business, (4) all royalty or equivalent rights of Miller Parent or any of its Subsidiaries in respect of oil and gas deposits at the brewery operated by the JV and its Subsidiaries located at Fort Worth, Texas (the “Fort Worth Royalty Rights”) and (5) all other assets (including all finished goods and work-in-progress, as well as all existing point-of-sale materials and advertising materials) primarily related to the Miller International Business. Notwithstanding anything to the contrary contained in this Agreement, “Transferred Assets” shall not include (i) any cash or cash equivalents, (ii) any accounts receivable, (iii) any employees or other personnel or benefit obligations with regard to such employees, (iv) any capital stock or other equity securities of any Person, (v) any real property or interests therein (other than the Fort Worth Royalty Rights) or (vi) any plant, property or equipment (or any portion thereof).
(e)    Miller Trade Names. Section 5.18 of the Purchase Agreement is hereby amended to add the following as the final sentence thereof:
ABI acknowledges and agrees that from and after the Closing, the trade names “Miller International Inc.” and “Miller Brewing Company” shall be the sole and exclusive property of Buyer, and all applicable rights, licenses and permits that have been obtained under such trade names to the extent primarily related to any other Transferred Assets shall have been transferred to, and shall belong to, Buyer to the fullest extent permitted thereunder. To the extent such transfers cannot be made effective as of the Closing, ABI shall, and shall cause its Affiliates to, use their respective reasonable best efforts to enable Buyer to conduct the Acquired Business under such existing rights, licenses and permits that utilize such trade names from and after the Closing.
(f)    Additional Imported Brands. Article V of the Purchase Agreement is hereby amended to include a new Section 5.19, which shall read in its entirety as follows:
SECTION 5.19. Additional Imported Brands Import Agreements.
(a) With respect to each Additional Imported Brand, subject to Section 5.19(b), ABI shall, and shall cause its Affiliates to, use their respective reasonable best efforts to effect the assignment of any applicable Additional Imported Brands Import Agreement that remains in effect as of the Closing to Buyer or one of its Affiliates effective as of the Closing. In the event that any such Additional Imported Brands Import Agreement is not assigned to Buyer or one of its Affiliates effective as of the Closing, subject to Section 5.19(b), ABI shall, and shall cause its Affiliates to,

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use their respective reasonable best efforts to, as promptly as practicable after the Closing and in any event prior to July 12, 2017, either (i) effect the assignment of such Additional Imported Brands Import Agreement to Buyer or one of its Affiliates designated by Buyer or (ii) lawfully effect the termination of such Additional Imported Brands Import Agreement in accordance with the terms thereof; provided, that nothing contained herein or in this Agreement shall preclude Miller Parent from taking any action prior to the Closing to (x) terminate any of the Additional Imported Brands Import Agreements; (y) transfer any of the Additional Imported Brands to the JV; or (z) assign its rights under any of the Additional Imported Brands Import Agreements to the JV, in any such events, in accordance with the existing agreements between Miller Parent and the JV.
(b) In the event that any consent fee or other compensation is required to be paid to the counterparty to an Additional Imported Brands Import Agreement in connection with the assignment thereof pursuant to Section 5.19(a), Buyer may elect, in its sole discretion, either to pay such assignment consent fee or other compensation to such counterparty. In the event that any Additional Imported Brands Import Agreement is not assignable at the Closing (including because Buyer elects to not pay any required consent fee or other compensation in connection therewith), ABI shall continue to operate under such Additional Imported Brands Import Agreement with respect to the Additional Imported Brands identified thereunder and with respect to the territory identified thereunder until such agreement is assigned, terminated or expires on its terms (in each case subject to the limitations set forth in the preceding sentence with respect to the payment of any fees or other compensation in connection with the assignment of such agreements); and (ii) ABI shall not take any action to otherwise amend the terms of such Additional Imported Brands Import Agreement, including by extending the term or territory of such agreement or the brands covered by such agreement; and (iii) from and after the Closing, ABI shall not (and shall cause its Affiliates not to) directly or indirectly import or sell such Additional Imported Brands in the JV Territory, other than pursuant to any such agreement that has not been assigned to Buyer, in each case in accordance with this Section 5.19 and limited to the current territory in which sales are occurring as of the Closing; and (iv) until such time as such applicable Additional Imported Brands Import Agreement has been assigned to Buyer or terminated or has expired, in each case in accordance with this Section 5.19, the Additional Imported Brands subject to such Additional Imported Brands Import Agreement shall not constitute Imported Brands with respect to the territories covered by the applicable Additional Imported Brands Import Agreement, and the effectiveness of the license and supply agreements required by Section 5.09 for Imported Brands in respect of the Additional Imported Brands for the territories covered by such Additional Imported Brands Import Agreement shall be deferred until the assignment, termination or expiration of such Additional Imported Brands Import Agreement in accordance with this Section 5.19 (it being understood that any such deferred provisions of the applicable license and supply agreements shall automatically become effective upon such assignment, termination or expiration). Notwithstanding anything to the contrary in this Section 5.19, ABI and its Affiliates shall not be required to incur any cost or expense in connection with the payment of any consent fee relating to an assignment pursuant to this Section 5.19.

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(g)    Elimination of Certain Commercial Restrictions. Article V of the Purchase Agreement is hereby amended to include a new Section 5.20, which shall read in its entirety as follows:
SECTION 5.20. Elimination of Certain Commercial Restrictions. At the Closing, ABI and Buyer shall cause their respective Affiliates to take all action necessary (including the execution and delivery of mutually acceptable amendments, waivers and/or other instruments) such that all contractual restrictions on the ability of Buyer and its Subsidiaries to import, manufacture, distribute, market and/or sell any of (i) the Imported Brands or the Licensed Brands in the JV Territory or (ii) the Miller-Branded Products in any territory or jurisdiction, which in either case are contained in the Central European Agreements shall have been terminated as of the Closing. For the avoidance of doubt, this Section 5.20 and the termination of contractual restrictions contemplated hereby shall not limit or otherwise affect (A) any contractual restrictions contained in (x) this Agreement, (y) any Miller-JV Agreement or (z) any agreement entered into as contemplated by Section 5.10 or (B) the application of such contractual restrictions to any products or categories of products other than the Imported Brands, the Licensed Brands or the Miller-Branded Products.
(h)    St. Stefanus. Article V of the Purchase Agreement is hereby amended to include a new Section 5.21, which shall read in its entirety as follows:
SECTION 5.21. St. Stefanus. ABI shall (and shall cause its Affiliates to) use reasonable best efforts to take all action necessary to assist Buyer (including obtaining all requisite amendments, waivers, consents or approvals from Brouwerij Van Steenberge NV and Asahi) in obtaining, effective as of the Closing, the sole and exclusive right to import and sell St. Stefanus products (including any products under the Augustijn brand) in the JV Territory from and after the Closing on terms and conditions no less favorable than the terms and conditions contained in (a) the St. Stefanus General Supply Agreement as applied to the JV and (b) the license agreements governing the Imported Brands (after giving effect to all of the amendments contemplated by Section 5.09, except that (i) the sublicense from Asahi to Buyer will not be perpetual, but instead shall be effective for a period that is no less than the cumulative period during which ABI, Asahi, and any of their respective Affiliates or any of their respective successors and assigns are licensed to sell St. Stefanus products outside of the JV Territory and (ii) the royalty payable under the sublicense agreement from Asahi to Buyer shall be no greater than the amount payable by Asahi to Brouwerij Van Steenberge NV for territories outside of the JV Territory); provided, that if as of the Closing Buyer shall not have obtained such sole and exclusive right, then (A) from and after the Closing, ABI shall not (and shall cause its Affiliates not to) directly or indirectly import or sell St. Stefanus products or any products under the Augustijn brand in the JV Territory without Buyer’s prior written consent and (B) TTM Miller International Business EBITDA shall be reduced by the EBITDA (to be calculated substantially consistently with the calculation of Miller International Business EBITDA) from the importation and sale of the St. Stefanus products in the JV Territory for the twelve-month period ended on the Adjustment Date. Notwithstanding anything to the contrary in this Section 5.21, except as provided by clause (B) of the immediately preceding sentence, none of ABI, Buyer or any of their respective Affiliates shall be required

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to incur any cost or expense in connection with the matters contemplated by this Section 5.21.
(i)    Coordination with Asahi. Article V of the Purchase Agreement is hereby amended to include a new Section 5.22, which shall read in its entirety as follows:
SECTION 5.22. Coordination with Asahi. As soon as is practicable, and in no event later than two (2) business days after the date of the signing of this Amendment, ABI shall release (including by providing any necessary consents, approvals or waivers) Asahi from all restrictions on Asahi’s ability to engage in direct meetings between Buyer and Asahi; provided that Buyer shall keep ABI, through ABI’s outside counsel and on an outside counsel only basis, apprised of the status of discussions regarding amendment(s), if any, to the license and supply agreements for the Peroni and Grolsch brands and the St. Stefanus products by notifying ABI’s outside counsel promptly, and in any case within 48 hours, following the exchange of any drafts of such amendment(s) between Buyer and Asahi that implicates either of the following matters: (i) any disagreement between Buyer and Asahi with respect to any of the terms of their respective purchase agreements with ABI, and (ii) any delay to the date on which Buyer and Asahi will finalize such amendment(s), if any; provided further that Buyer will provide ABI, on an outside counsel only basis, with a copy of the final amendment(s), if any, to the license and supply agreements for the Peroni and Grolsch brands and the St. Stefanus products promptly upon completing such amendments with Asahi and prior to submission to the United States Department of Justice (the “DOJ”) and the Directorate-General for Competition for the European Commission (“DG Comp”), it being acknowledged that the parties mutually desire to submit all such documents by April 15, 2016 (or such later date as may be permitted by the DOJ and DG Comp without delaying clearance).
(j)    Schedule of Imported Brands. Schedule 1 to the Purchase Agreement is hereby amended and restated and replaced by the schedule attached as Exhibit A hereto.
(k)    Schedule of Local Production Countries. Schedule 5 to the Purchase Agreement is hereby amended and restated and replaced by the schedule attached as Exhibit B hereto.
(l)    Schedule of Central European Agreements. The Purchase Agreement is hereby amended to add the schedule attached as Exhibit C hereto as a new Schedule 7 to the Purchase Agreement.
2.    Limited Waivers and Acknowledgement.
(a)    Required Miller International Business Financial Information. Buyer hereby irrevocably waives (i) any right or remedy that it may have (whether under the Purchase Agreement or otherwise) with respect to any breach of any covenant or agreement of ABI contained in Section 5.11(a) of the Purchase Agreement prior to the date hereof and (ii) any obligation on the part of ABI prior to the Closing to use its reasonable best efforts to cause Miller Parent and its Subsidiaries to provide Required Miller International Business Financial Information that is Compliant; provided, that the foregoing waiver in clause (ii) shall be null and void and of no further force or effect from and after such time as (x) Required Miller International Business Financial Information that is Compliant becomes necessary in connection with any filings required to be made by Buyer prior to the Closing pursuant to the Securities Act of 1933 (including any registration statement thereunder), as amended, or the Securities Exchange Act of 1934, as amended

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(a “Change in Required Information”), and (y) Buyer delivers to ABI a written notice describing in reasonable detail such Change in Required Information.
(b)    Miller International Business Termination Right. Notwithstanding anything to the contrary contained in this Amendment or in the Purchase Agreement, Buyer hereby irrevocably waives any right it may have under Section 5.11(b) of the Purchase Agreement to elect not to acquire the Transferred Assets.
(c)    Industry Standard Bottle Agreement Acknowledgement. Buyer and ABI hereby acknowledge and agree that the terms of the SMBA as amended and restated effective as of March 15, 2016 satisfy the terms that ABI and Buyer agreed to implement in such amendment pursuant to Section 5.17 of the Purchase Agreement.
3.    Interpretation of Certain Terms; No Further Amendment or Waiver. The words “this Agreement,” “herein,” “hereof” and other like words in the Purchase Agreement from and after the effective time of this Amendment shall mean and include the Purchase Agreement as amended and waived hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise (x) limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any party under the Purchase Agreement or (y) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which shall continue in full force and effect.
4.    Governing Law. This Amendment shall be deemed to be made in accordance with, and in all respects shall be interpreted, construed and governed by and in accordance with, the law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.
5.    Counterparts; Delivery by Electronic Transmission. This Amendment may be executed in one or more counterparts (including by electronic transmission in portable document format (pdf)), each of which shall be deemed an original, but all of which together shall constitute a single instrument. The reproduction of signatures by means of a facsimile device or electronic transmission in portable document format (pdf) shall be treated as though such reproductions are executed originals and, upon request, each party shall provide the other party with a copy of this Amendment bearing original signatures within five business days following transmittal by facsimile device or electronic transmission in portable document format (pdf).
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

ANHEUSER-BUSCH INBEV SA/NV
By:	/s/ Robert Golden
Name: Robert Golden
Title: VP, M&A

By:	/s/ Lucas Machado Lira
Name: Lucas Machado Lira
Title: VP, Legal

[Signature Page to Amendment No. 1 to Purchase Agreement]

MOLSON COORS BREWING COMPANY
By:	/s/ E. Lee Reichert
Name: E. Lee Reichert
Title: Deputy General Counsel and Secretary

[Signature Page to Amendment No. 1 to Purchase Agreement]